As filed with the Securities and Exchange Commission on November 3, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POPE & TALBOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-077139
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1500 S.W. First Avenue, Suite 200

Portland, Oregon 97201

(503) 228-9161

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard K. Atkinson

Vice President, Chief Financial Officer and Secretary

Pope & Talbot, Inc.

1500 S.W. First Avenue, Suite 200

Portland, Oregon 97201

(503) 228-9161

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ruth A. Beyer

Stuart Chestler

Stoel Rives LLP

900 S.W. Fifth Avenue, Suite 2600

Portland, Oregon 97204

(503) 224-3380

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock
Preferred Stock
Senior Debt Securities
Subordinated Debt Securities
Total	$100,000,000	$12,670

(1)	This registration statement covers such indeterminate principal amount or number of shares of Common Stock, shares of Preferred Stock, senior debt securities and subordinated debt securities, as shall have an aggregate offering price not to exceed $100,000,000. Any securities under this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum offering prices per security or unit will be determined, from time to time, by the Registrant in connection with the issuance of the securities registered under this registration statement. In addition, this registration statement covers an indeterminate number of shares of Common Stock as may be issued upon conversion or exchange of the securities registered hereunder.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Dated November 3, 2004

$100,000,000

POPE & TALBOT, INC.

COMMON STOCK

PREFERRED STOCK

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

We may offer and sell from time to time common stock, preferred stock, senior debt securities or subordinated debt securities. We will provide specific terms of the offering and sale of these securities in supplements to this prospectus. These terms will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, and the agents, dealers or underwriters, if any, to be used in connection with the sale of these securities. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol “POP.” Our principal executive offices are located at 1500 S.W. First Avenue, Suite 200, Portland, Oregon 97201, and our telephone number is (503) 228-9161.

See “ Risk Factors” on page 4 for a discussion of risks related to an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement relating to the securities offered.

The date of this prospectus is                     , 2004

You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the applicable prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $100,000,000. We may offer any of the following securities: common stock, preferred stock, senior debt securities and subordinated debt securities.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, all references in this prospectus to “Pope & Talbot, Inc.,” “us,” “our” or “we” are to Pope & Talbot, Inc. and its subsidiaries.

THE COMPANY

We are a pulp and wood products company, founded in 1849, with headquarters in Portland, Oregon. Our primary operations are located in Oregon, South Dakota and British Columbia, Canada. Our common stock trades on the New York Stock Exchange and the Pacific Exchange under the symbol “POP.”

Our pulp business manufactures and sells northern bleached softwood kraft (“NBSK”) chip and sawdust pulp for use in the manufacture of newsprint, tissue, high-grade coated and uncoated paper and construction materials. In our wood products business, we manufacture and sell standardized and specialty lumber, residual wood chips and other by-products.

Our pulp business operates three pulp mills, located in Halsey, Oregon and Nanaimo and Mackenzie, British Columbia, with approximately 800,200 metric tons of total annual capacity. Our wood products business operates three sawmills in British Columbia and one sawmill in the Black Hills region of South Dakota, with total estimated annual capacity of 652 million board feet. Our pulp is sold globally, while our lumber is sold primarily in the United States and Canada.

Our principal executive offices are located at 1500 S.W. First Avenue, Suite 200, Portland, Oregon 97201. Our main telephone number is (503) 228-9161.

For additional information concerning our business and affairs, please refer to the documents incorporated by reference that are listed under the caption “Where You Can Find More Information.”

FORWARD LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus include both historical and “forward looking” statements under federal securities laws. These statements are based on current expectations and projections about future results and include the discussion of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus or the documents incorporated by reference, the words “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward looking statements. These statements are based upon the beliefs and assumptions of, and on information available to our management. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements include, but are not limited to those set forth below under “Risk Factors.” Unless required by law, the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, readers should carefully review the reports and documents the Company files from time to time with the Securities and Exchange Commission, particularly its Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.

RISK FACTORS

In considering whether to invest in our securities, you should carefully consider all the information we have included or incorporated by reference in this prospectus and in any applicable prospectus supplement. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not known to us or that we now think are immaterial may also impair our business operations.

Our operating results and product prices are cyclical.

Our financial performance depends primarily on the prices we receive for our products. Prices for both pulp and lumber products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. Increases or decreases in production capacity, increases or decreases in operating rates and changes in customer consumption patterns will cause changes in product prices. The economic climate of each region where our products are sold has a significant impact on the demand, and therefore the prices, for pulp and lumber. Changes in regional economies can cause fluctuation in prices and sales volumes and, as a result, directly affect our profitability and cash flows. The continued uncertainties in the economic conditions of the United States and other international markets could adversely affect our results of operations and cash flows. Any future downward fluctuation in prices could have a material adverse effect on our business, financial condition and results of operations. The amount of downtime that our mills take fluctuates based on changes in pricing and demand for our products.

Our markets are highly competitive.

Our products are sold primarily in the United States, Europe, Canada and Asia. The markets for our products are highly competitive on a global basis, with a number of major companies competing in each market with no company holding a dominant position. For both lumber and pulp, a large number of companies produce products that are reasonably standardized; therefore, the traditional basis for competition has been price. Other competitive factors are quality of product, reliability of supply and customer service. Because of greater resources, many of our competitors may be able to adapt more quickly to industrial changes or devote greater resources to the sale of the products. We cannot assure you that we will be able to compete successfully against such competitors.

We are exposed to risk from significant exchange rate fluctuations.

Although our sales are made primarily in U.S. dollars, a substantial portion of our operating costs and expenses are incurred in Canadian dollars. Significant variations in relative currency values, particularly a significant increase in the value of the Canadian dollar relative to the U.S. dollar, could adversely affect our results of operations and cash flows. A substantial portion of our pulp customer base is in Europe, Asia and other non-U.S. markets. As such, the value of the U.S. dollar as compared to foreign currencies directly affects our customers’ ability to pay and our relative competitive cost position with other regions’ pulps. Any significant exchange rate fluctuation could have a material adverse effect on our business, financial condition and results of operation. For example, a change in the U.S. to Canadian dollar translation rate from 1.29 to 1.28 would increase pre-tax cost of sales as measured in U.S. dollars by an estimated $3.4 million U.S. on an annual basis.

We face significant fees on lumber imports into the United States.

In May 2002, the U.S. International Trade Commission (ITC) imposed duties on certain types of softwood lumber imported into the United States from Canada after determining that imports of certain types of softwood lumber from Canada threatened U.S. softwood lumber mill operators. Based on findings of the U.S. Department of Commerce (DOC) regarding subsidies and dumping margins, the ITC’s decision subjects our imports of certain types of softwood lumber from Canada on or after May 22, 2002 to a total duty rate of 27.22 percent, which has had a material adverse effect on the wood products business results of operations. Various NAFTA and World Trade Organization rulings have been issued to date in Canada’s appeals of these duties, but none of these rulings has become final. In the event that final rates differ from the depository rates, ultimate costs may be higher or lower than those recorded to date. The ultimate outcome or effect of NAFTA and WTO reviews, or whether a settlement between the Canadian and U.S. governments may be reached, cannot be predicted.

We are subject to extensive environmental regulation.

Our pulp and lumber operations are subject to a variety of national and local laws and regulations, many of which deal with the environment. These laws and regulations impose stringent standards on our operations regarding, among other things, air emissions, water discharges, use and handling of hazardous materials, use, handling and disposal of waste and remediation of environmental contamination. Changes in these laws or regulations have in the past, and could in the future, require us to make substantial expenditures in order to comply, which could have a material adverse effect on our business.

We may be subject to environmental liabilities.

We are currently participating in the investigation and remediation of environmental contamination at two sites on which we previously conducted business. In addition, we are working with the Ministry of Water, Land and Air Protection in British Columbia regarding environmental contamination at the Mackenzie mill. We may also be required to investigate and remediate environmental conditions at other sites if contamination, presently unknown to us, is discovered. The ultimate cost to us for site remediation and monitoring of these sites cannot be predicted with certainty due to the difficulties in estimating the ultimate cost of remediation and determining the extent to which contributions will be available from other parties. Expenditures that may be required in connection with these sites could have a material adverse effect on our business.

The availability and pricing of the raw materials we use are subject to large fluctuations.

Logs, wood chips and sawdust, the principal raw materials used in the manufacture of our products, are purchased in highly competitive, price-sensitive markets. These raw materials have historically exhibited price and demand cyclicality. Supply and price of these raw materials are dependent upon a variety of factors, many of which are beyond our control. Such factors include changing environmental and conservation regulations and natural disasters, such as forest fires, wind storms or other extreme weather conditions. A decrease in the supply of logs, wood chips and sawdust can cause higher raw material costs and, as a result, material fluctuations in our results of operations.

Our Harmac pulp mill has a long-term fiber supply agreement with Weyerhaeuser that provides for 1.7 million cubic meters of fiber per year through 2019. Our Mackenzie pulp mill purchases approximately 65 percent of its fiber requirements from sawmills also located in Mackenzie, British Columbia and operated by Canfor. Fiber is purchased at market or at prices determined under a formula intended to reflect market value of the fiber. The failure by Weyerhaeuser or Canfor to produce the required fiber pursuant to these contracts could have a material adverse effect on us as a whole. We have entered into arrangements with other independent fiber suppliers to provide fiber incremental to that provided by Weyerhaeuser and Canfor. There can be no assurance that we will be able to obtain an adequate supply of softwood fiber for our pulp operations.

We are subject to Canadian forest management policies.

In March 2003, the Government of British Columbia (Crown) introduced the Forestry Revitalization Plan (Plan) that provides for significant changes to Crown forest policy and to the existing allocation of Crown timber tenures to licensees. The changes prescribed in the Plan include: the elimination of minimum cut control regulations, the elimination of existing timber processing regulations, and the elimination of restrictions limiting the transfer and subdivision of existing licenses. In addition, the Crown has legislated that licensees, including us, will be required to return 20 percent of their replaceable tenure to the Crown. The Plan states that approximately half of this volume will be redistributed to open up opportunities for woodlots, community forests and First Nations, and the other half will be available for public auction. The Crown has stated that licensees will be fairly compensated for lost harvesting rights and improvements on Crown land, such as roads and bridges, based on the remaining term of the license and calculated according to a regulation that has not yet been enacted. Because the first 200,000 cubic meters of annual allowable cut (AAC) are not subject to reduction, the timber take-back is expected to result in a reduction of approximately 200,000 cubic meters, or 16 percent, of our existing AAC. We expect the reductions in our AAC will be made up through market purchases of logs at costs generally consistent with the cost of logs acquired under tenures. We expect our historical mix of approximately 70 percent tenure acquired logs and 30 percent open market log purchases to shift to a mix of 60 percent tenure acquired logs and 40 percent open market log purchases. The Minister of Forests has three years from March 31, 2003 to determine reductions to a licensee’s AAC.

In addition, as part of the Plan, the Crown has proposed to introduce a market-based timber pricing system for stumpage fees in the British Columbia interior. Although originally targeted for 2004, it now appears that implementation of the market-based system will be delayed with no specified implementation date. Upon implementation, the new system will involve complex formulas that have not been defined and a conceptual framework that is the subject of ongoing discussions between the Crown and industry representatives. Accordingly, while we generally believe that a new market-based system would result in some increase in stumpage fees compared to the existing system, we cannot estimate the amount of the potential impact. To provide some perspective, in 2003 we paid approximately $6.0 million in stumpage fees to the Crown, representing three percent of the total cost of sales of the Wood Products business. The actual effect, if any, on our future supply and cost of logs, chips and sawdust to our Canadian operations cannot be determined at this time.

We may not realize all of our net operating loss tax asset.

Management believes that we will have sufficient future U.S. taxable income to make it more likely than not that the net operating loss deferred tax asset will be realized. In making this assessment, we have considered the ability to utilize certain tax planning strategies if a net operating loss were to otherwise expire. The realization of the deferred tax asset is not assured and could be reduced in the future if estimates of future taxable income during the carryforward period are reduced or the estimated benefits realizable from tax planning strategies are reduced. Our ability to record tax benefits in full or in part on future U.S. net operating losses is also not assured.

Our indebtedness could prevent us from fulfilling our obligations to our creditors or otherwise restrict our activities.

Our long-term debt as a percentage of total capitalization at September 30, 2004 was 57 percent. While our leverage level is not unusual for the forest products and pulp industries, this leverage, or higher leverage if we were to incur additional indebtedness, could have important consequences. For example, it could make it difficult to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes. Higher levels of leverage may require a substantial portion of the cash flow from operations to satisfy debt service requirements, thereby reducing our ability to use cash flow to fund working capital, capital expenditures, development projects, acquisitions, dividends and other general corporate purposes. Higher leverage also limits flexibility in planning for, or reacting to, changes in business and increases vulnerability to a downturn in the business and general adverse economic and industry conditions.

Certain of our debt agreements contain customary conditions to borrowing, including compliance with financial covenants relating to maximum leverage ratios, net worth tests, minimum interest coverage ratios and minimum liquidity amounts. Our ability to comply with these covenants is subject to various risks, uncertainties and events beyond our control that could affect our ability to comply with the covenants. Our failure to comply with all applicable covenants could result in an event of default with respect to, and the acceleration of, a portion of our debt.

Our forest operations may be adversely affected by First Nations People’s claims to Canadian land.

Our Canadian forest operations are primarily carried out on public forestlands under forest licenses. Many of these lands are subject to the constitutionally protected treaty or common law rights of the First Nations people of Canada. First Nations groups in British Columbia have made claims of ownership or interests in substantial portions of land in the Province and are seeking compensation from the government with respect to these claims. The Supreme Court of Canada has held that the First Nations groups have a spectrum of aboriginal rights in lands that have been traditionally used or occupied by their ancestors. The Court’s decision did not apply to any particular lands and was stated in general terms. The Court held that aboriginal rights and title are not absolute and may be infringed upon by government in furtherance of a legislative objective, including forestry, subject to meeting a justification test and being consistent with the fiduciary relationship between government and First Nations groups.

To address the claims of the First Nations groups, the governments of Canada and British Columbia instituted a negotiation process under the administration of a treaty commission. In July 2002, the voting public approved a referendum of principles for treaty making. This gave Provincial negotiators the authority to negotiate and make commitments on topics that are consistent with the referendum principles and for which current policies exist. Any settlements that may result from the negotiation process may involve a combination of cash and resources and grants of conditional rights to gather food on public lands and some rights of self-government. The issues surrounding aboriginal rights and title are not likely to be resolved by the Canadian governments in the near future. Recently, some aboriginal groups in British Columbia have filed court proceedings against forest companies holding government-granted forest tenures, claiming compensation from the tenure holders for what they claim is the wrongful use of their land and tenures. We have not received notice that any such court proceedings have been commenced against us. If significant areas of Canada are found by the courts to be subject to aboriginal title, our forest tenures and our ability to harvest timber from those tenures could be materially adversely affected. A reduction in the timber supply could have a material adverse effect on our financial condition, cash flows and results of operations.

USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include additions to working capital, the financing of possible acquisitions and the repayment or refinancing of debt. The net proceeds may be invested temporarily until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges:

	Years Ended December 31,					Nine Months Ended September 30,
	2003	2002	2001	2000	1999	2004	2003
Ratio of earnings to fixed charges	—	—	—	5.1x	2.7x	2.2x	—

For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income from operations before minority interest, fixed charges and adjustments related to capitalized interest. Fixed charges consist of interest expense, amortization of debt expense and the estimated interest factor in rent expense, which, in our opinion, approximates one-third of rent expense. Fixed charges exceeded earnings by $40.2 million, $31.8 million and $42.7 million in the years ended December 31, 2003, 2002 and 2001, respectively. Fixed charges exceeded earnings by $28.8 million in the nine months ended September 30, 2003.

We had no shares of preferred stock outstanding for any period presented. As a result, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, we are authorized to issue up to 20,000,000 shares of common stock, par value $1.00, and 1,500,000 shares of preferred stock, par value $10.00. As of September 30, 2004, we had 16,241,768 shares of common stock and no shares of preferred stock outstanding. We have reserved 200,000 shares of preferred stock for issuance as Series A Junior Participating Preferred Shares under our shareholder rights plan as described below.

Following is a summary of the key terms and provisions of our capital stock. You should refer to the applicable provisions of our restated certificate of incorporation, bylaws and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

Common Stock

Voting Rights. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of common stock. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take shareholder action, unless a greater vote is required by law or under our organizational documents. Holders of shares of common stock have cumulative voting rights in the election of directors. Under cumulative voting, each share of common stock is entitled to one vote multiplied by the number of directors to be elected, and that number of votes may be cast for one director or may be distributed among any number of directors as designated by the shareholder or his or her proxy.

Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. The declaration and payment of dividends is subject to the discretion of the Board of Directors.

Rights upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally, in proportion to the number of shares of common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

Non-Assessable. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer and issue under this prospectus will also be fully paid and non-assessable.

No Preemptive or Redemption Rights; No Sinking Fund. Holders of common stock are not entitled to preemptive purchase rights in future offerings of our common stock. There are no redemption or sinking fund provisions applicable to our common stock.

Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange and Pacific Exchange under the symbol “POP.” Any additional common stock we issue under this prospectus will also be listed on the NYSE and the Pacific Exchange.

Preferred Stock

The Board of Directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to fix the designation, powers, preferences and rights of each series and the qualifications, limitations or restrictions thereof. These rights may include the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of preferred stock. These rights may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the Board of Directors determines the specific terms of the series of preferred stock. However, the effects might include restricting dividends on our common stock; diluting the voting power of our common stock; impairing the liquidation rights of our common stock; and delaying or preventing a change in control of the Company without further action by the shareholders.

If we offer a series of preferred stock, we will describe the specific terms of that series in a prospectus supplement, including:

•	the title of the series of preferred stock and the number of shares offered;

•	the price at which the preferred stock will be issued;

•	the dividend rate, if any, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible into any other securities, and the terms and conditions of any such conversion;

•	the liquidation preference of the preferred stock; and

•	any additional rights, preferences and limitations of the preferred stock.

The description of the terms of a series of preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to that series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of designation as an exhibit or as a document incorporated by reference.

Any preferred stock will, when issued, be fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our stock is Mellon Investor Services LLC, located in Seattle, Washington and can be reached at (206) 674-3034.

Antitakeover Provisions

Certain provisions in our restated certificate of incorporation, bylaws and our shareholder rights plan may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than to pursue non-negotiated takeover attempts. Certain provisions of the Delaware General Corporation Law may also have an antitakeover effect.

Classified Board of Directors. Our restated certificate of incorporation provides that our Board of Directors is divided into three classes as nearly equal in number as possible. The directors of each class are elected for three-year terms, and the terms of the three classes are staggered so that directors from a single class are elected at each annual meeting of shareholders. A staggered board makes it more difficult for shareholders to change the majority of the directors and instead promotes continuity of existing management. The staggered board may also have the effect of lengthening the time required for a third party to acquire control of us through a proxy contest or the election of a majority of the Board of Directors and may deter any potential unfriendly offers or other efforts to obtain control of us. At the same time, these provisions may have the effect of inducing any third parties seeking control of us to negotiate terms acceptable to the Board of Directors.

Removal of Directors. Our restated certificate of incorporation provides that directors may be removed only for cause. Our bylaws further provide that any director may be removed, with cause, by the holders of a majority of the shares then entitled to vote at an election of directors. These provisions may have the effect of slowing or impeding a change in membership of the Board of Directors that would effect a change of control.

Filling of Vacancies on the Board. Our restated certificate of incorporation provides that the number of directors is fixed in accordance with our Bylaws. Under our Bylaws, the authorized number of directors is nine, and that number can be changed only by a Bylaw amendment that has been duly adopted by the Board or duly approved by the holders of at least two-thirds of the total voting power of all outstanding shares of our stock entitled to vote in the election of directors. Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of shareholders to effect a change in management.

Elimination of Shareholder Ability to Call Special Meetings. Our restated certificate of incorporation and our bylaws provide that only the Board, a majority of the members of the Board, or a duly authorized committee of the Board may call special meetings of the shareholders. Shareholders may not call a special meeting or require the Board of Directors to call a special meeting.

Elimination of Shareholder Action Through Written Consents. Our restated certificate of incorporation provides that shareholder action can be taken only at annual or special meetings and cannot be taken by written consent in lieu of a meeting. This provision may reduce the likelihood that a shareholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for shareholder vote.

Advance Notice Requirements. Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to the Board of Directors. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although the bylaws do not give the Board of Directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or discouraging or deferring a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Ability to Issue Preferred Stock. As discussed above, the Board of Directors can fix the voting rights, redemption rights, conversion rights and other rights relating to authorized but unissued shares of preferred stock and can issue that stock in either private or public transactions without shareholder approval. Undesignated preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Supermajority Voting Requirements. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 85% of the total voting power of all shares of our stock that are entitled to vote in the election of directors in order to approve a “business combination” with any “other entity” if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other entity is the direct or indirect beneficial owner of more than 15% of the outstanding shares of our common stock. For this purposes, a “business combination” is defined as:

•	any merger or consolidation of us or of any of our subsidiaries with or into any other entity;

•	the sale, exchange or lease of all or any substantial part of our assets to any other entity; or

•	any sale or lease to us or any of our subsidiaries in exchange for our securities of any assets of any other entity or securities issued by such other entity, for which our shareholders’ approval is required by law or by any applicable national securities exchange.

The term “other entity” generally includes any individual, corporation, partnership or other person, and any of their affiliates, associates, or fellow group members. The supermajority approval requirement does not apply if:

•	the business combination was approved by the Board of Directors before the person became the beneficial ownership of more than 15% of the outstanding shares of our common stock;

•	the business combination is solely between us and another corporation of which we own 50% or more of the voting stock; or

•	the cash or fair market value of the property, securities or other consideration to be received per share by holders of our common stock of in the business combination is not less than the highest per share price (including (i) brokerage commissions, (ii) soliciting dealers’ fees, (iii) dealer-manager compensation, and (iv) other expenses, including, but not limited to, costs of newspaper advertisements, printing expenses and attorneys’ fees) paid by such other entity in acquiring any of its holdings of our common stock.

The Board of Directors is empowered to determine whether a transaction comes within the scope of these provisions, and, if made in good faith, that determination is conclusive.

In addition, the provisions in our restated certificate of incorporation governing shareholders’ ability to amend our bylaws, the classification of our board, the removal of directors, shareholders’ inability to act other than at meetings and the calling of special meetings of the shareholders may not be repealed or amended unless such repeal or amendment is approved by the affirmative vote of the holders of at least two-thirds of the total voting power of all outstanding shares of our stock entitled to vote in the election of directors, considered as one class. The provisions in our restated certificate of incorporation governing the 85% vote of shareholders required for certain business combinations may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of at least 85% of the total voting power of all outstanding shares of our stock entitled to vote in the election of directors, considered as one class. These provisions make it more difficult for a person to remove or amend provisions having an antitakeover effect. This requirement of a super-majority vote to approve amendments to our restated certification of incorporation and bylaws could enable a minority of our shareholders to exercise veto power over any such amendments.

Amendments to our Bylaws. The Board of Directors may amend or repeal any of our Bylaws without shareholder approval. Our restated certificate of incorporation provides that shareholders may amend or rescind bylaw provisions only if holders of at least two-thirds of the total voting power of all outstanding shares of our stock entitled to vote in the election of directors, considered as one class, approve such action.

Rights Plan. On February 5, 1998, we adopted a shareholder rights plan and declared a dividend distribution of one Right for each outstanding share of our common stock. Under certain conditions, each right may be exercised to purchase 1/100 of a share of Series A Junior Participating Preferred Stock at a purchase price of $70, subject to adjustment. The rights are not presently exercisable and will only become exercisable if a person or group acquires or commences a tender offer to acquire 15 percent of our common stock. If a person or group acquires 15 percent of our common stock, each right will be adjusted to entitle its holder to receive, upon exercise, common stock (or, in certain circumstances, other assets of the Company) having a value equal to two times the exercise price of the right or each right will be adjusted to entitle its holder to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right, depending on the circumstances. The rights expire on April 24, 2008 and may be redeemed by us for $0.001 per right. The rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on our earnings.

Delaware Law

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested shareholder” from engaging in a “business combination” with us for three years following the date that person became an interested shareholder, unless:

•	before that person became an interested shareholder, our board approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•	upon completion of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of us or by certain employee stock plans; or

•	on or following the date on which that person became an interested shareholder, the business combination is approved by our Board of Directors and authorized at a meeting of shareholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested shareholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a shareholder. In general, an “interested shareholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.

Section 203 of the Delaware General Corporation Law could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

DESCRIPTION OF DEBT SECURITIES

General

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations.

We will issue the debt securities under an indenture or indentures between us and a commercial bank or trust company, or other duly qualified trustee, as trustee (each, a “Trustee”). Our senior debt securities will be issued under a Senior Indenture and our subordinated debt securities will be issued under a Subordinated Indenture. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “Indenture” and collectively as the “Indentures.” We have summarized select portions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read these Indentures for provisions that may be important to you.

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

We can issue an unlimited amount of debt securities under the Indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth, in a prospectus supplement, the aggregate principal amount and the specific terms of a particular series of debt securities being offered, including the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the Indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the Indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the Indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the Indenture as it applies to that series; and

•	any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

For subordinated debt securities, the applicable prospectus supplement will also describe (a) our right, if any, to extend the interest payment periods and the duration of such extension and (b) the subordination terms of our subordinated debt securities.

In addition, the Indenture allows us to issue convertible debt securities. If we issue convertible debt securities, they will be convertible into securities registered under the registration statement of which this prospectus forms a part. Any conversion provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture relating to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the Indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. The Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction or in the event of a change of control.

Subordination

The Subordinated Indenture provides that our subordinated debt securities are subordinate and junior in right of payment to all of our Senior Indebtedness (as defined below) as provided in the Subordinated Indenture. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all our Senior Indebtedness.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of our subordinated debt securities are entitled to receive or retain any payment. The rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on our subordinated debt securities are paid in full.

The term “Senior Indebtedness” shall mean, unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the Subordinated Indenture, with respect to us:

(1) the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (A) our indebtedness for money borrowed and (B) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

(2) all of our capital lease obligations;

(3) all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(4) all obligations of the type referred to in clauses (1) through (3) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

(5) all obligations of the type referred to in clauses (1) through (4) above of other persons secured by any lien on any of our property or assets (whether or not such obligation is assumed by us); and

(6) any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (5) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the Subordinated Indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument which contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions of the Subordinated Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such Senior Indebtedness and the trustee or any of the holders of subordinated debt securities.

Unless otherwise noted in the applicable prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution, winding-up, liquidation or bankruptcy reorganization of Pope & Talbot, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the Trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued.

As our subordinated debt securities will be issued by us, the subordinated debt securities effectively will be subordinate to all obligations of our subsidiaries, and the rights of our creditors, including holders of the subordinated debt securities, to participate in the assets of such subsidiaries upon liquidation or reorganization will be junior to the rights of the holders of all preferred stock, indebtedness and other liabilities of such subsidiaries, which may include trade payables, obligations to banks under credit facilities, guaranties, pledges, support arrangements, bonds, capital leases, notes and other obligations.

Form, Exchange, Registration and Transfer

Each series of debt securities will be issued in registered form. Unless otherwise specified in the applicable prospectus supplement, each series will be represented by one or more global notes, which will represent an entire issuance in book-entry form. We will deposit each global note with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement, and we will register each global note in the name of such depositary or nominee. For purposes of this prospectus, “global note” refers to the global note or notes representing an entire series of debt securities. We will describe the specific terms of the depositary arrangement with respect to any debt securities to be represented by a global note in the applicable prospectus supplement.

If not represented by one or more global notes, you may present debt securities for registration of transfer (with, if so required, a duly executed written instrument or instruments of transfer) or exchange, at the office of the registrar or at the office of any transfer agent designated for such purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a prospectus supplement refers to any transfer agent (in addition to the registrar) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any partial redemption, we shall not be required to (1) issue, register the transfer of or exchange any debt security during a period beginning at the opening of business 15 days before any selection for redemption of debt securities of like tenor and of the series of which such debt security is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of debt securities of like tenor and of such series to be redeemed or (2) register the transfer of or exchange any debt securities so selected for redemption, in whole or in part. We will be required to register the unredeemed portion of any debt security being redeemed in part.

Paying Agents and Payment

Unless otherwise indicated in the applicable prospectus supplement, the Trustee will act as paying agent with respect to the debt securities. We may at any time designate additional paying agents, rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for each series of the respective debt securities.

Unless otherwise indicated in the prospectus supplement or unless the debt securities are represented by one or more global notes, principal of and premium, if any, and interest on debt securities will be payable, subject to any applicable laws and regulations, at the office of the paying agent for such debt securities except if we decide that payments on the debt securities may be made:

•	by checks mailed by the Trustee to the holders of the debt securities entitled to the payments at their registered addresses as specified in the register for such debt securities; or

•	to a holder of $1,000,000 or more in aggregate principal amount of debt securities who has delivered a written request to the Trustee at least 14 days before the relevant payment date, electing to have payments made by wire transfer of immediately available funds to a designated account in the United States.

However, the payment of principal with respect to any debt security will be made only upon surrender of such debt security to the Trustee. Unless otherwise indicated in the applicable prospectus supplement, payment of interest on any debt security on any interest payment date will be made to the person in whose name such debt security (or predecessor security) is registered at the close of business on the regular record date for such interest payment.

All moneys paid by us to a paying agent for the payment of the principal of or premium, if any, or interest on any debt security of any series that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to us. Thereafter the holder of such debt security will look only to us and not to a paying agent for such payment.

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series that are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of debt securities. No such modification may, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

•	reduce the requirements contained in the Indenture for quorum or voting; or

•	modify any of the above provisions.

In addition, we and the Trustee may execute, without the consent of any holder of debt securities (including the debt securities being offered by this prospectus), any supplemental indenture for certain other usual purposes, including the creation of any new series of debt securities.

Events of Default

The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an “Event of Default” with respect to the applicable series:

•	default for 30 days in payment of interest on any security of such series;

•	default in payment of principal or premium, if any, on any security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise;

•	default in other covenants applicable to such series (other than those specifically relating to one or more other series) for 90 days after notice; or

•	certain events in bankruptcy, insolvency or reorganization.

The holders of a majority in aggregate outstanding principal amount of any series of the debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. Either the Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the debt securities may declare the principal due and payable immediately upon an Event of Default with respect to such series; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive such Event of Default if it has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Trustee.

The holders of a majority in aggregate outstanding principal amount of all series of the debt securities issued under the Indenture and affected thereby may, on behalf of the holders of all the debt securities of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest. We are required to file annually with the Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Indenture.

Consolidation, Merger and Sale

We may not (1) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation, and (2) no corporation may merge with or into or consolidate with us unless:

•	immediately before and immediately after giving effect to such transaction, no Event of Default has occurred and is continuing;

•	we are the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, is incorporated in the United States of America or Canada and has expressly assumed by supplemental indenture all our obligations under the debt securities and the Indenture; and

•	we deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the applicable provisions of the Indenture.

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities will not have the benefit of any financial or restrictive covenants.

Defeasance and Discharge

We may discharge certain obligations to holders of any series of debt securities issued under the Indenture that have not already been delivered to the Trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or U.S. government obligations as trust funds in an amount certified by a nationally recognized firm of independent accountants to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

We may discharge certain obligations to holders of any series of debt securities not covered in the previous paragraph by (a) irrevocably depositing with the Trustee cash or U.S. government obligations as trust funds in an amount certified by a nationally recognized firm of independent accountants to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities, and (b) delivering to the Trustee an opinion of counsel stating that the holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge, and will be subject to federal income tax on the same amount, and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

In addition to discharging certain obligations under the Indenture as stated above, we will be deemed to have paid and discharged the entire indebtedness on the debt securities of such series if we satisfy the conditions in either of the two preceding paragraphs, except for the requirement of the opinion of counsel referred to in the immediately preceding paragraph, and if:

(1) we deliver to the Trustee an opinion of counsel stating that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or, since the date of the Indenture, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and (b) such deposit shall not result in us, the Trustee or the trust resulting from the defeasance being deemed an “investment company” under the Investment Company Act of 1940, as amended; and

(2) no event or condition shall exist that would prevent us from making payments of the principal of (and premium, if any) or interest on the debt securities on the date of such deposit or at any time during the period ending on the ninety-first day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period).

In the event of any such defeasance and discharge of debt securities of such series, holders of debt securities of such series would be able to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on the debt securities of such series.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

The Trustee, before default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs. Subject to this, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of debt securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Assignment

The Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not be assigned by the parties thereto.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time:

•	through underwriters or dealers for resale to the public or to institutional investors;

•	directly to a limited number of institutional purchasers or to a single purchaser;

•	through agents; or

•	if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to us from such sale;

•	any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation;

•	the public offering price;

•	any discounts or concessions that may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed; and

•	the securities exchange on which the securities may be listed, if any.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, we will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933 in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Underwriters will not be obligated to make a market in any securities. We can give no assurance regarding the activity of trading in, or liquidity of, any securities.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue and, other than the common stock, which are listed on the New York Stock Exchange and the Pacific Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.

The place, time of delivery and other terms of the offered securities will be described in the applicable prospectus supplement.

LEGAL OPINIONS

Stoel Rives LLP, Portland, Oregon, will pass upon the validity of any securities that we offer pursuant to this prospectus. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Pope & Talbot, Inc. as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, have been incorporated by reference herein from our Annual Report on Form 10-K/A in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Our financial statements as of and for the year ended December 31, 2001 incorporated by reference in this prospectus were audited by Arthur Andersen LLP (Andersen), independent public accountants, as stated in their report incorporated herein by reference. On May 23, 2002, on recommendation of our Audit Committee, our Board of Directors dismissed Andersen as our independent public accountants and engaged KPMG LLP to audit our financial statements for the fiscal year 2002. KPMG has not audited any of our financial statements for years prior to 2002.

Andersen is no longer in business. Accordingly, we have not been able to obtain Andersen’s written consent to its being named in this prospectus and to the incorporation by reference in this prospectus of Andersen’s report on our 2001 financial statements, as required by the Securities Act of 1933. Therefore, in reliance on Rule 437a promulgated under the Securities Act of 1933, we have dispensed with the requirement to file a written consent from Andersen with the registration statement of which this prospectus is part. As a result, the ability to assert claims against Andersen may be limited. Because we have not been able to obtain the written consent of Andersen, you will not be able to recover against Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in Andersen’s report or the financial statements covered thereby or any omissions to state a material fact required to be stated therein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC’s toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives of the SEC electronically.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and take the place of this information. We are incorporating by reference in this prospectus the following documents filed with the SEC under the Exchange Act under our Commission File Number 001-07852:

•	Our annual report on Form 10-K for the year ended December 31, 2003, as amended; and

•	Our quarterly reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004.

In addition, we incorporate by reference all documents we will file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under items 9 or 12 of Form 8-K) between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the time that all of the securities registered are sold. We refer to these documents, and the documents listed above, in this prospectus as “incorporated documents.” You should consider all incorporated documents a part of this prospectus.

You may request, without charge, a copy of any incorporated document (excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document) by writing or telephoning us at our principal executive offices at the following address: Pope & Talbot, Inc., Attn: Richard K. Atkinson, 1500 S.W. First Avenue, Suite 200, Portland, Oregon 97201, tel. (503) 228-9161.

You should rely only on the information incorporated by reference or provided in this prospectus or any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial position, results of operations and prospects may have changed since those dates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

We will pay all expenses incident to the offering and sale to the public of the securities being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table.

Registration fee*	$12,670
Printing and delivery of registration statement, prospectus, certificates, etc.	30,000
Counsel fees	150,000
Accountants’ fees	200,000
Stock exchange listing fees	30,000
Trustee fees	10,000
Blue sky expenses	5,000
Miscellaneous expenses	5,000

Total	$442,670

*	Actual expenses; all other expenses are estimates.

Item 15. Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation provides that no member of the Registrant’s Board of Directors will be personally liable to the Registrant or any of its shareholders for monetary damages arising from such member’s breach of his fiduciary duties to the Registrant. However, this does not apply with respect to any action in which such person would be liable under Section 174 of Title 8 of the General Corporation Law of Delaware, nor does it apply with respect to any liability in which such person (i) breached his duty of loyalty to the Registrant or its shareholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

Pursuant to the provisions of Section 145 of the General Corporation Law of Delaware, every Delaware corporation has power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or of any corporation, partnership, joint venture, trust or other enterprise for which he is or was serving in such capacity at the request of the Registrant, against any and all expenses, judgments, fines and settlement amounts reasonably incurred by him in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, feels that in the light of all the circumstances indemnification should apply. To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled pursuant to Section 145 to indemnification as described above. Section 145 also empowers the corporation to advance litigation expenses to such person upon receipt of any undertaking to repay such advances in the event no right to indemnification is subsequently shown.

The Registrant’s Bylaws provide that the Registrant shall indemnify any person who is a party to any suit or proceeding by reason of the fact that such person was a director of the Registrant, if the director acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant.

A corporation may also obtain insurance at its expense to protect anyone who might be indemnified, or has a right to insist on indemnification, under the statute The Registrant has entered into indemnification agreements with certain of its officers and all of its current directors which provide for indemnification to the fullest extent permitted by Delaware General Corporation Law, including Section 145 thereof. Such agreements have been approved by the Registrant’s shareholders. The Registrant’s shareholders also approved the use of similar agreements which may be entered into from time to time with future directors and/or future officers of the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

A list of exhibits included as part of this Registration Statement is set forth in an Exhibit Index.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of that Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on November 3, 2004.

POPE & TALBOT, INC.

By:	/s/ RICHARD K. ATKINSON Richard K. Atkinson Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the following capacities on November 3, 2004.

*MICHAEL FLANNERY Michael Flannery	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ RICHARD K. ATKINSON Richard K. Atkinson	Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)

*GERALD L. BRICKEY Gerald L. Brickey	Controller (Principal Accounting Officer)

*GORDON P. ANDREWS Gordon P. Andrews	Director

*DAVID J. BARRAM David J. Barram	Director

*CHARLES CROCKER Charles Crocker	Director

*LIONEL G. DODD Lionel G. Dodd	Director

*ROBERT G. FUNARI Robert G. Funari	Director

*KENNETH G. HANNA Kenneth G. Hanna	Director

*ROBERT STEVENS MILLER, JR. Robert Stevens Miller, Jr.	Director

*PETER T. POPE Peter T. Pope	Director

*By:	/s/ RICHARD K. ATKINSON
Richard K. Atkinson Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.		DESCRIPTION
1.1	*	Form of Underwriting Agreement.

4.1		Restated Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 3, 2003 (SEC File No. 1-7852)).

4.2		Bylaws (Incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 24, 2000 (SEC File No. 1-7852)).

4.3		Rights Agreement, dated as of April 3, 1998, between the Company and Chase Mellon Shareholder Services, L. L. C., as rights agent. (Incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 1998 (SEC File No. 1-7852)).

4.4		Form of Indenture between the Company and Trustee to be designated therein relating to senior debt securities.

4.5		Form of Indenture between the Company and Trustee to be designated therein relating to subordinated debt securities.

4.6	*	Form of supplemental indenture or other instrument establishing the issuance of one or more series of senior debt securities (including form of senior debt security).

4.7	*	Form of supplemental indenture or other instrument establishing the issuance of one or more series of subordinated debt securities (including form of subordinated debt security).

4.8	*	Form of Certificate of Designation of one or more series of Preferred Stock.

5.1		Opinion of Stoel Rives LLP.

12.1		Statements re computation of ratios of earnings to fixed charges.

23.1		Consent of Stoel Rives LLP (included in Exhibit 5.1 above).

23.2		Consent of KPMG LLP.

23.3	**	Consent of Arthur Andersen LLP.

24.1		Powers of Attorney.

25.1	***	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under the Senior Indenture (Form T-1).

25.2	***	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under the Subordinated Indenture (Form T-1).

*	To be filed by amendment or as an exhibit to a Current Report on Form 8-K of the Company to be incorporated by reference herein in connection with an offering of the offered securities.
**	Omitted in reliance upon Rule 437a promulgated under the Securities Act.
***	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.